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Exhibit 99.1

NTL Incorporated announces sale of its telecommunications operations in the Republic of Ireland for EUR 325 million

        LONDON, May 9, 2005—NTL Incorporated (NASDAQ: NTLI) today announced that it has completed the sale of its telecommunications operations in the Republic of Ireland to MS Irish Cable Holdings B.V., an affiliate of Morgan Stanley (NYSE: MWD), for a price of EUR 325 million. ntl intends to use the net sale proceeds to repay principal amounts outstanding under its senior credit facility in accordance with the terms of that facility.

        Morgan Stanley has advised ntl that it has entered into an agreement with UPC Ireland B.V., an indirect subsidiary of UnitedGlobalCom (NASDAQ: UCOMA) for the on-sale of the ntl business in the Republic of Ireland to UPC Ireland B.V. Such a purchase would be subject to obtaining appropriate regulatory approvals.

        Simon Duffy, Chief Executive Officer of ntl, said, "We are very pleased to have sold our division in the Republic of Ireland on these terms. This transaction reinforces our commitment to maintaining a clear focus on growing and improving our UK communications and content distribution businesses. I would like to thank everyone in ntl: Ireland for all they have contributed and achieved over the past several years. They have built a strong business and we wish them continued success."

        ntl's division in the Republic of Ireland is the largest cable operator in the country, offering cable television and broadband services to residential customers and managed network services to corporate customers.

        About ntl:

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  NTL Incorporated (NASDAQ: NTLI) offers a wide range of communications and content distribution services to residential and business customers throughout the UK and Ireland.

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  ntl is the UK's largest cable company with 3 million residential customers, and the UK's leading supplier of broadband services to consumers, with over 1.3 million broadband customers.

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  ntl's network can service 7.9 million homes in the UK.

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  Information on ntl and its products can be obtained at www.ntl.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

        Various statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include those set forth under the caption "Risk Factors" in our form 10-K that was filed with the SEC on March 16, 2005.

        We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

        For further information please contact:

  Investor Relations:
  Patti Leahy, +1 610 667 5554

  Media:
  Justine Smith, Tel: 01256 752 669, or 07966 421 991

  Richard Oldworth, Jeremy Garcia or Mark Edwards—Buchanan Communications
  Tel: 020 7466 5000

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  Exhibit 99.1